EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: August 1, 2006
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS FIRST QUARTER RESULTS
IN LINE WITH PREVIOUS GUIDANCE

          EL SEGUNDO, Calif., Aug. 1 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2007 first quarter, ended June 30, 2006. After a special pre-tax charge related to the restructuring program announced on April 4, 2006, of $215 million, partially offset by an $18.3 million pre-tax gain on the redemption of the DynCorp International preferred stock, or 90 cents per share, net, the company reported a net loss of $55.3 million, or 29 cents per share (diluted). Diluted earnings per share from continuing operations, excluding the special items, were 61 cents. Last year's first quarter earnings per share from continuing operations were 58 cents. This year's quarter includes a 4 cent adverse incremental impact of stock options expense resulting from the adoption of SFAS 123R.

          Revenue for the first quarter was $3.56 billion, ahead of estimates, but down slightly (approximately 1% in constant currency) from last year's first quarter. Solid revenue growth from CSC's U.S. federal government activities, as well as the company's Australia and Asia operations, was offset by declines in commercial revenue in the U.S. and Europe.

          For the first quarter, CSC's U.S. federal government revenue increased 5.8% to $1.29 billion from $1.22 billion for the first quarter of fiscal 2006. Revenue derived from CSC's DoD-related business was $853.8 million, up 7.5% from last year's $793.9 million. Several existing engagements and recent new business awards, including

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Computer Sciences Corporation - Page 2	August 1, 2006

Mission Support Services, Vance Air Force Base and the U.S. Army's Flight School XXI, among others, contributed to the revenue increase. CSC's civil agencies activities generated revenue of $404.1 million, up 7.3%, compared to $376.7 million last year. Work for the U.S. Department of Education, the FAA and NASA contributed positively to the quarter's activity. Other federal segment revenue, comprised of state, local and foreign government as well as commercial contracts performed by the U.S. federal segment, was $33.7 million, down from last year's $50.3 million.

          First quarter global commercial revenue was $2.26 billion, compared to $2.36 billion in the year-ago quarter, a decline of 4.1% (down approximately 4% in constant currency). U.S. commercial revenue was $976.6 million, down 3%, compared with $1.01 billion last year. European revenue was $941.9 million, a decline of 9.2% (down approximately 8% in constant currency) from $1.04 billion for the first quarter last year. CSC's non-European international revenue was $346.1 million, up 9% (approximately 8% in constant currency), compared with last year's $317.5 million.

          North American consulting and systems integration activities delivered modest gains in revenue and profitability with slight increases in utilization, hourly billing rates and headcount compared to the comparable quarter last year. The shorter-term activities market in Europe continues to be impacted negatively by soft demand in Germany and Italy.

          "Our solid first quarter results begin another year of anticipated improved operational performance," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "Our U.S. federal government activities for the quarter delivered good growth as we continue to exhibit a leadership role in the federal information technology services market. We continue to be encouraged by the strong revenue growth reported by our operations in Australia and Asia. The quality and quantity of our federal and commercial pipelines are expected to provide us ample opportunities to enhance our operational progress going forward.

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Computer Sciences Corporation - Page 3	August 1, 2006

          "The information technology services market for agencies and departments of the U.S. federal government continues to demonstrate solid demand. We expect to continue to be a leader in providing IT services to this large, growing and important market. Just yesterday we announced our selection by the U.S. Army for an Information Technology Enterprise Solutions-2 Services (ITES-2S) contract to provide a comprehensive range of IT services to support the Army's enterprise infrastructure worldwide. We have valued the nine-year contract at approximately $2 billion if all options are exercised."

          The company's U.S. federal pipeline of opportunities over the next 20 months is approximately $36 billion, comprised of more than 450 programs across a broad spectrum of government agencies and departments. This pipeline is up approximately 17% over last year's comparable 20-month set, and about $15 billion of the total is scheduled for award in the current fiscal year. Major business announcements, federal and commercial, for the first quarter were $2.2 billion.

          The restructuring program announced in April involving workforce reductions, primarily in Europe, is proceeding as planned. The restructuring program is designed to streamline the company's worldwide operations, further leverage the increased use of lower-cost resources and significantly improve future cash flow and earnings.

Updated Guidance

          "For fiscal 2007, ending March 30, 2007, we continue to anticipate revenue to be up approximately 2% to 3% excluding the effect of any acquisitions," said Honeycutt. "We are revising upward our 2007 fiscal year earnings per share guidance from the previous range of $3.61 to $3.71, to the range of $3.71 to $3.81, including the adverse incremental impact of options expensing and the estimated 10 cent benefit of the share repurchase, previously announced on June 29, 2006, but excluding the net restructuring charge. For the second quarter, ending September 29, we anticipate revenue to be in the range of $3.5 billion to $3.6 billion and earnings per share to be in the high 60 cent to low 70 cent range, including the effect of options expensing and share repurchase, but excluding any restructuring charge."

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Computer Sciences Corporation - Page 4	August 1, 2006

Conference Call

          As announced in the company's press release dated July 10, 2006, a teleconference will be held today at 5:00 p.m. EDT to discuss the first quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

Update on Options Queries

          Two shareholders of the Company have filed purported derivative actions against the Company, as nominal defendant, and certain of CSC's executive officers and directors. The two actions, which are expected to be consolidated, allege that the individual defendants breached their fiduciary duty to the Company by purportedly "backdating" stock options granted to CSC executives, improperly recording and accounting for allegedly backdated stock options, and producing and disseminating disclosures that improperly recorded and accounted for the allegedly backdated options. They allege that certain of the defendants were unjustly enriched and seek to require them to disgorge their profits.

          In response to an investigation of the Company's option grant practices by the U.S. Securities and Exchange Commission and the United States Attorney's Office in the Eastern District of New York, the Company's Board of Directors has established a special committee of directors to conduct an independent investigation into CSC's option grant practices. The special committee's investigation is still in a preliminary stage. The Company and the special committee are cooperating with the SEC and the U.S. Attorney on these matters.

About CSC

          Founded in 1959, Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

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Computer Sciences Corporation - Page 5	August 1, 2006

          With approximately 78,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.6 billion for the 12 months ended June 30, 2006. For more information, visit the company's Web site at www.csc.com.

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-K for the fiscal year ended March 31, 2006. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6		August 1, 2006

Revenues by Segment
(unaudited)

	First Quarter Ended
	June 30,	July 1,	% of Total
(In millions)	2006	2005	Fiscal 2007	Fiscal 2006

U.S. Commercial	$ 976.6	$1,007.1	27%	28%
Europe	941.9	1,037.0	27	29
Other International	346.1	317.5	10	9
Global Commercial segment	2,264.6	2,361.6	64	66

Department of Defense	853.8	793.9	24	22
Civil agencies	404.1	376.7	11	11
Other (1)	33.7	50.3	1	1
U.S. Federal segment	1,291.6	1,220.9	36	34

	$3,556.2 =========	$3,582.5 =========	100% =========	100% =========

(1)	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the U.S. Federal reporting segment.

Computer Sciences Corporation - Page 7	August 1, 2006

Consolidated Statements of Income
(unaudited)

(In millions except per-share amounts)	First Quarter Ended
	June 30,	July 1,
	2006	2005

Revenues	$3,556.2	$3,582.5

Costs of services	2,883.3	2,926.7
Selling, general and administrative	227.6	205.1
Depreciation and amortization	260.9	269.7
Interest expense	30.7	24.1
Interest income	(26.0)	(5.3)
Special items	196.9

Total costs and expenses	3,573.4	3,420.3

(Loss) income before taxes	(17.2)	162.2
Taxes on income	38.1	53.5

(Loss) income from continuing operations	(55.3)	108.7
Discontinued operations, net of taxes		22.9

Net (loss) income	$ (55.3)	$ 131.6
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(Loss) earnings per share:
Continuing operations	$ (0.29)	$ 0.59
Discontinued operations		0.12
Basic	$ (0.29)	$ 0.71
	========	========

Continuing operations	$ (0.29)	$ 0.58
Discontinued operations		0.12
Diluted	$ (0.29)	$ 0.70
	========	========

Average common shares outstanding for:
Basic EPS	187.536	185.510
Diluted EPS	187.536	187.152

Computer Sciences Corporation - Page 8	August 1, 2006

Selected Balance Sheet Data
(unaudited)

	June 30,	March 31,
(In millions)	2006	2006
Assets
Cash and cash equivalents	$ 1,008.0	$ 1,290.7
Receivables, net of allowance for doubtful accounts	4,012.9	3,746.3
Prepaid expenses and other current assets	1,250.2	1,268.9
Total current assets	6,271.1	6,305.9

Property and equipment, net	2,392.9	2,320.1
Outsourcing contract costs, net	1,116.6	1,175.3
Software, net	455.8	453.3
Goodwill, net	2,339.5	2,306.3
Other assets	465.1	468.7
Total assets	$13,041.0	$13,029.6
	==========	==========

Liabilities
Short-term debt and current maturities of long-term debt	$ 86.8	$ 85.3
Accounts payable	597.5	705.1
Accrued payroll and related costs	750.1	706.5
Other accrued expenses	1,933.6	1,359.7
Deferred revenue	578.6	629.1
Federal, state and foreign income taxes	612.4	655.4
	$ 4,559.0	$ 4,141.1

Long-term debt, net	1,397.3	1,376.8
Other long-term liabilities	737.1	739.8

Stockholders' equity	6,347.6	6,771.9

Total liabilities and stockholders' equity	$13,041.0	$13,029.6
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Computer Sciences Corporation - Page 9	August 1, 2006

Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
(In millions)	June 30,	July 1,
	2006	2005
Cash flows from operating activities:
Net (loss) income	$ (55.3)	$ 131.6
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Depreciation and amortization and other non-cash charges	299.1	296.3
Gain on disposition, net of taxes	(19.3)	(22.9)
Changes in assets and liabilities, net of effects of acquisitions:
Increase in assets	(347.0)	(286.8)
Decrease in liabilities	(89.9)	(108.7)

Net cash (used in) provided by operating activities	(212.4)	9.5

Investing activities:
Purchases of property and equipment	(199.4)	(235.4)
Outsourcing contracts	(17.0)	(98.0)
Software	(36.7)	(40.4)
Other investing cash flows	165.8	18.2

Net cash used in investing activities	(87.3)	(355.6)

Financing activities:
Borrowings on lines of credit, net	(6.4)	(15.2)
Principal payments on long-term debt	(8.1)	(2.0)
Proceeds from stock option and other common stock transactions	32.1	8.7
Excess tax benefit from stock-based compensation	1.7
Repurchase of common stock		(227.6)
Other financing cash flows	(4.3)	1.6

Net cash provided by (used in) financing activities	15.0	(234.5)

Effect of exchange rate changes on cash and cash equivalents	2.0	(2.4)

Net decrease in cash and cash equivalents	(282.7)	(583.0)
Cash and cash equivalents at beginning of year	1,290.7	1,010.3

Cash and cash equivalents at end of period	$1,008.0	$ 427.3
	==========	==========

Computer Sciences Corporation - Page 10	August 1, 2006

The following tables reconcile Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	First Quarter Ended
	June 30,	July 1,
	2006	2005
EBITDA and special items	$ 445.3	$ 450.7
Special items	196.9
EBITDA	248.4	450.7
Depreciation and amortization	260.9	269.7
EBIT	(12.5)	181.0
Interest, net	4.7	18.8
(Loss) income before taxes	(17.2)	162.2
Taxes on income	38.1	53.5
(Loss) income from continuing operations	(55.3)	108.7
Discontinued operations, net of taxes		22.9
Net (loss) income	$ (55.3)	$ 131.6
	========	========

Free Cash Flow (unaudited)	First Quarter Ended
	June 30,	July 1,
	2006	2005
Free cash flow	$ (434.1)	$ (346.1)
Net cash used in investing activities	87.3	355.6
Proceeds from redemption of preferred stock	126.5
Capital lease payments	7.9
Net cash (used in) provided by operating activities	$ (212.4)	$ 9.5
	========	========

Note:	Capital lease payments and proceeds from the sale of property and equipment (included in other investing activities) are included in the calculation of free cash flow.
Prior periods have been adjusted to conform with this presentation.
Proceeds from the redemption of DynCorp preferred stock is included in other investing activities and is excluded from the calculation of free cash flow.

Computer Sciences Corporation - Page 11	August 1, 2006

Earnings per Share Reconciliation (unaudited)

The following table is presented to illustrate the impact of the special items on earnings per share. It also provides a reconciliation of the earnings per share amount relating to this item to earnings per share for continuing operations. The earnings per share amounts presented below include non-GAAP measures. This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented. Earnings per share before special items provides a basis for comparing current operations performance to past and future operating performance.

	First Quarter Ended
	June 30, 2006		July 1, 2005
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net (loss) income and EPS (diluted), as reported	$ (55.3)	$ (0.29)	$ 131.6	$ 0.70
Less: Gain on discontinued operations			22.9	0.12
(Loss) income from total operations	(55.3)	(0.29)	108.7	0.58
Add back: Special items	171.8	0.90
Income and EPS from continuing operations
before special items	$ 116.5	$ 0.61	$ 108.7	$ 0.58
	=======	=======	=======	=======

Average common shares outstanding for diluted EPS		187.536		187.152

Notes:	All amounts are net of taxes.
Amounts are in millions except per-share amounts.

EPS from continuing operations before special items for the quarter ended June 30, 2006, is calculated using average common shares outstanding including common stock equivalents of 191.588, which includes those common stock equivalents that were antidilutive due to the reported loss.

The EPS impact of special items is calculated as the difference between EPS as reported and EPS from continuing operations before special items.